Exhibit 99.1

Abeona Therapeutics® Completes Pz-cel Biologics License Application Resubmission to U.S. Food and Drug Administration

CLEVELAND, Oct 29, 2024 – Abeona Therapeutics Inc. (Nasdaq: ABEO) today announced that the Company has resubmitted its Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA or Agency) for prademagene zamikeracel (pz-cel), its investigational autologous cell-based gene therapy, as a potential new treatment for patients with recessive dystrophic epidermolysis bullosa (RDEB).

“We have worked closely with the FDA in preparing for the pz-cel BLA resubmission and thank the Agency for their ongoing guidance,” said Vish Seshadri, Chief Executive Officer of Abeona. “We have incorporated the Agency’s feedback and are confident that our resubmission package addresses all the Chemistry Manufacturing and Controls items identified in the Complete Response Letter, including observations from the completed Pre-License Inspection of our manufacturing facility. Upon acceptance of the BLA, we look forward to assisting the FDA in the completion of its review.”

The BLA resubmission follows the Company’s Type A meeting in August 2024, where Abeona aligned with the FDA on the content of the resubmission, including additional information to satisfy all Chemistry Manufacturing and Controls (CMC) requirements outlined in the Complete Response Letter (CRL) received in April 2024. In the CRL, the FDA required that certain additional information needed to satisfy CMC requirements be provided before the application could be approved. The CRL did not identify any deficiencies related to the clinical efficacy or clinical safety data in the BLA, and the FDA did not request any new clinical trials or clinical data to support the approval of pz-cel. The BLA resubmission is supported by clinical efficacy and safety data from the pivotal Phase 3 VIITAL™ study (NCT04227106) and a Phase 1/2a study (NCT01263379).

Upon acceptance of the BLA resubmission, Abeona expects the FDA to set a new Prescription Drug User Fee Act (PDUFA) target action date for pz-cel. The review period for a resubmitted BLA is either two or six months from the resubmission date depending on the FDA’s classification of a resubmission as Class 1 or Class 2, respectively. The FDA’s decision on acceptance of a BLA resubmission is typically made within 14 calendar days following the resubmission.

About prademagene zamikeracel (pz-cel)

Prademagene zamikeracel (pz-cel), Abeona’s investigational autologous, COL7A1 gene therapy, is currently being developed for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), a rare genetic skin disease caused by a mutation in both copies of the COL7A1 gene. As a result of this defect, cells are unable to express functional collagen VII protein which is needed to form anchoring fibrils that bond the epidermis to the dermis. Lack of anchoring fibrils leads to fragile skin that blisters easily and patients suffer from years of painful wounds, itch and increased risk of infection and squamous cell carcinoma. Pz-cel is made from patients’ own skin cells that are genetically corrected with a functional COL7A1 gene integrated into the skin cells’ genome to express collagen VII. These gene-corrected cells are expanded to form keratinocyte sheets to cover wound areas in a single surgical application. Pz-cel has been granted Regenerative Medicine Advanced Therapy, Breakthrough Therapy, Orphan Drug and Rare Pediatric Disease designations by the U.S. FDA.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing cell and gene therapies for serious diseases. Prademagene zamikeracel (pz-cel) is Abeona’s investigational autologous, COL7A1 gene-corrected epidermal sheets currently in development for recessive dystrophic epidermolysis bullosa. The Company’s fully integrated cell and gene therapy cGMP manufacturing facility served as the manufacturing site for pz-cel used in its Phase 3 VIITAL™ trial, and is capable of supporting commercial production of pz-cel upon FDA approval. The Company’s development portfolio also features AAV-based gene therapies for ophthalmic diseases with high unmet medical need. Abeona’s novel, next-generation AAV capsids are being evaluated to improve tropism profiles for a variety of devastating diseases. For more information, visit www.abeonatherapeutics.com.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “anticipate,” “expect,” “intend,” “potential,” and similar words and expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to, the timing and outcome of the FDA’s review of our BLA resubmission for pz-cel; the FDA’s grant of a Priority Review Voucher upon pz-cel approval; continued interest in our rare disease portfolio; our ability to enroll patients in clinical trials; the outcome of future meetings with the FDA or other regulatory agencies, including those relating to preclinical programs; the ability to achieve or obtain necessary regulatory approvals; the impact of any changes in the financial markets and global economic conditions; risks associated with data analysis and reporting; and other risks disclosed in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor and Media Contact:

Greg Gin

VP, Investor Relations and Corporate Communications

Abeona Therapeutics

ir@abeonatherapeutics.com